Exhibit 99.2

JONES SODA CO. TO EXPLORE UNSOLICITED TRANSACTION PROPOSAL

Seattle, WA – March 22, 2010 – Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced that it has terminated the exclusivity provisions of the letter of intent with Reed’s, Inc. in order to explore an unsolicited, nonbinding transaction proposal submitted by another third party. The company announced on March 9, 2010 that the company and Reed’s had entered into a letter of intent regarding a potential merger transaction. The company has informed Reed’s that it continues to be interested in discussing a transaction with Reed’s, but the Board of Directors also intends to investigate the third party proposal and any other strategic alternatives presented to the Board. In accordance with the letter of intent with Reed’s, the company will reimburse Reed’s for its third party out-of-pocket expenses (not to exceed $75,000). Jones Soda has not entered into a letter of intent with respect to the unsolicited transaction proposal, and there can be no assurance that a transaction with the third party will be consummated. The company does not intend to disclose developments with respect to evaluation of these or any other potential transactions unless and until its Board of Directors deems it appropriate.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. ® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda™, Jones 24C™, Jones GABA®, Jones Organics™, Jones Naturals® and Whoopass Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information visit www.jonessoda.com, www.myjones.com, and www.jonesGABA.com.

For further information, contact:

Jonathan J. Ricci, Chief Executive Officer, Jones Soda Co.
(206) 624-3357 or jricci@jonessoda.com

Michael R. O’Brien, Chief Financial Officer, Jones Soda Co.
(206) 624-3357 or mobrien@jonessoda.com

Chad Jacobs / Brendon Frey, ICR, Inc.

(203) 682-8200 or Chad.jacobs@icrinc.com / Brendon.frey@icrinc.com